Exhibit 99.3

GTCR-Ultra Holdings II, LLC.

Consolidated Financial Statements as of September 30,
2020 and December 31, 2019 and for the three and nine months ended September 30, 2020 and 2019

Consolidated Financial Statements

GTCR-Ultra Holdings II, LLC

Consolidated Statements of Operations

(in thousands)

(Unaudited)

	For the three months ended		For the nine months ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Revenue	$51,819	$50,568	$152,045	$152,201

Cost of services exclusive of depreciation and amortization	(25,919)	(24,763)	(75,328)	(76,046)
Selling, general & administrative expenses	(13,963)	(16,327)	(43,548)	(50,448)
Depreciation and amortization	(5,959)	(5,816)	(17,966)	(16,593)
Income from operations	5,978	3,662	15,203	9,114
Other income (expense)
Interest expense	(4,155)	(5,052)	(13,494)	(15,316)
Other income (expense)	(25)	672	(31)	526
Total other expense	(4,180)	(4,380)	(13,525)	(14,790)

Income (loss) before income taxes	1,798	(718)	1,678	(5,676)
Income tax benefit (expense)	(196)	85	(127)	1,736
Net income (loss)	$1,602	$(633)	$1,551	$(3,940)

See accompanying notes to the unaudited consolidated financial statements.

GTCR-Ultra Holdings II, LLC

Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2020	2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$32,318	$25,957
Trade receivables, net	18,696	15,175
Prepaid expenses	1,567	1,120
Income taxes receivable	1,840	1,192
Receivable from parent	2,872	24,282
Other current assets	4,267	839
Total current assets before funds held for clients	61,560	68,565
Funds held for clients	63,194	74,530
Total current assets	$124,754	$143,095

Noncurrent assets:
Property and equipment, net	11,542	10,021
Goodwill	193,885	193,885
Intangible assets, net	121,927	136,423
Other long-term assets	855	947
Total Assets	$452,963	$484,371

Liabilities and member’s equity
Current liabilities:
Trade payables	7,531	2,675
Accrued liabilities	10,497	12,413
Accrued revenue share	8,174	7,573
Other current liabilities	3,419	3,027
Total current liabilities before client funds obligations	29,621	25,688
Client funds obligations	62,455	74,345
Total current liabilities	$92,076	$100,033

Noncurrent liabilities:
Deferred tax liability, net	24,640	25,011
Long-term debt	220,509	224,152
Other long-term liabilities	779	811
Total liabilities	$338,004	$350,007

Member’s Equity:
Membership Units, 100 Units authorized and outstanding at September 30, 2020 and December 31, 2019	-	-
Additional Paid-in-Capital	126,317	147,273
Accumulated deficit	(11,358)	(12,909)
Total member’s equity	114,959	134,364
Total liabilities and member’s equity	$452,963	$484,371

See accompanying notes to the unaudited consoldiated financial statements

GTCR-Ultra Holdings II, LLC

Consolidated Statements of Changes in Member’s Equity

(In thousands)

(Unaudited)

	Membership units	Additional paid-in-capital	Accumulated deficit	Non-controlling interest	Total
Balance at December 31, 2018	$-	$135,970	$(3,737)	$3,852	$136,085
Net loss	-	-	(3,940)	-	(3,940)
Share-based comp	-	1,078	-	-	1,078
Investment by GTCR Parent	-	9,030	(148)	(3,852)	5,030
Balance at September 30, 2019	$-	$146,078	$(7,825)	$-	$138,253

Balance at December 31, 2019	$-	$147,273	$(12,909)	$-	$134,364
Net Income	-	-	1,551	-	1,551
Share-based comp	-	1,115	-	-	1,115
Distribution to GTCR Parent	-	(22,071)	-	-	(22,071)
Balance at September 30, 2020	$-	$126,317	$(11,358)	$-	$114,959

See accompanying notes to the unaudited consolidated financial statements.

GTCR-Ultra Holdings II, LLC

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Nine Months Ended September 30,	Nine Months Ended September 30,
	2020	2019
CASH FLOW FROM OPERATING ACTIVITIES

Net income (loss)	$1,551	$(3,940)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation & amortization expense	17,966	16,593
Deferred tax benefit	(371)	(9,073)
Bad debt expense	1,276	333
Gain on contingent consideration	-	(680)
Stock based compensation	1,115	1,078
Amortization of debt issuance costs	813	822
Changes in assets and liabilities, net of impact of business acquisitions:
Trade receivables	(4,797)	(2,538)
Prepaid expenses	(447)	857
Other current assets	(3,428)	3,999
Other long-term assets	10	3,480
Trade payables	4,856	2,213
Accrued liabilities	(1,916)	494
Accrued revenue share	601	748
Income tax	(648)	5,412
Other current liabilities	392	232
Movements in cash held on behalf of customers, net	(554)	236
Other long-term liabilities	(31)	(3,434)
NET CASH PROVIDED BY OPERATING ACTIVITIES	16,388	16,832

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment, net of impact of business acquisitions	(4,421)	(4,435)
Purchases of customer lists	(570)	-
NET CASH USED IN INVESTING ACTIVITIES	(4,991)	(4,435)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on long-term debt	(1,773)	(1,773)
Payment of debt issuance costs	(2,601)	-
Distribution to GTCR Parent	(662)	(1,029)
Capital contributions from GTCR Parent	-	530
NET CASH USED IN FINANCING ACTIVITIES	(5,036)	(2,272)

Net change in cash and cash equivalents	6,361	10,125

Cash and cash equivalents, beginning of period	25,957	14,164
Cash and cash equivalents, end of period	32,318	24,289

Non-cash contribution related to the FBS acquisition and Stewardship interest	-	4,000

See accompanying notes to the unaudited consolidated financial statements.

GTCR-Ultra Holdings II, LLC.

Notes to Unaudited Consolidated Financial Statements

(In Thousands)

1.	Organization, basis of presentation and summary of accounting policies

Organization

GTCR-Ultra Holdings II, LLC (the “Company”), a Delaware limited liability company, is a holding company that conducts operations through its wholly-owned subsidiaries. These operating subsidiaries are comprised of Paya, Inc. (“Paya”), Paya EFT, Inc. (“Paya EFT”), a wholly-owned subsidiary of Paya, Stewardship Technology, Inc. (“Stewardship”), and First Mobile Trust, LLC (“FBS”). The Company is wholly owned by GTCR-Ultra Holdings, LLC (“GTCR Parent”).

The Company was formed on November 13, 2018, and serves as the successor entity to GTCR Ultra Intermediate Holdings, Inc. (“Intermediate”). During 2018, Intermediate. consolidated the results of operations of Paya, Paya EFT, and Stewardship.

Prior to formation of the Company in November, 2018, the Company operated as Intermediate, a Delaware corporation. Intermediate is a holding company that conducts operations through its wholly-owned and majority-owned subsidiaries after the acquisition of Sage Payment Solutions Inc. on August 1, 2017.

In January 2019, the ownership of Stewardship was transferred to another wholly-owned subsidiary of the Company. There was no gain or loss recognized in this common control transfer. This change resulted in the transfer of Stewardship’s assets and liabilities, including goodwill and intangibles acquired from the Purchase, to Paya Vertical and the removal of the non-controlling interest from the Company.

The Company is a leading independent integrated payments platform providing Card, automated clearing house (“ACH”), & Check payment processing solutions via software to middle-market businesses in the United States. Paya’s solutions integrate with customers’ core business software to enable payments acceptance, reconcile invoice detail, and post payment information to their core accounting system. In this manner, Paya enables its customers to collect revenue from their consumer (“B2C”) and business (“B2B”) customers with a seamless experience and high-level of security across payment types.

The Company is headquartered in Atlanta, Georgia and also has operations in Reston, VA, Fort Walton Beach, FL, Mount Vernon, OH and Miamisburg, OH.

Limited liability company

The Company is formed for the objective and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Limited Liability Company Act, as amended from time to time and engaging in any and all activities necessary. The entity has an indefinite life, unless otherwise amended or dissolved.

Earnings per share are not presented in the accompanying financial statements as the Company is a single member Limited Liability Company (“LLC”).

Basis of presentation

The accompanying unaudited consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) pertaining to interim financial information. Certain information in footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”) has been condensed or omitted pursuant to those rules and regulations. The financial statements included in this report should be read in conjunction with the GTCR-Ultra Holdings, LLC financial statements for the year ended December 31, 2019.

The results of operations for the three and nine months ended September 30, 2020 are not necessarily indicative of the operating results that may be expected for the full fiscal year ending December 31, 2020 or any future period.

GTCR-Ultra Holdings II, LLC.

Notes to Unaudited Consolidated Financial Statements

(In Thousands)

The accompanying unaudited consolidated financial statements contain all adjustments, consisting of only normal recurring adjustments, and the adjustments described as part of the Business Combination discussed in Note 3, necessary for a fair statement of financial position as of September 30, 2020, and results of operations for the three and nine months ended September 30, 2020 and 2019, and cash flows for the nine months ended September 30, 2020 and 2019. The consolidated balance sheet as of December 31, 2019, was derived from the audited consolidated balance sheets of GTCR Parent but does not contain all of the footnote disclosures from those annual financial statements.

Use of estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. These estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future. The more significant estimates made by management relate to allowance for doubtful accounts, income taxes and impairment of intangibles and long-lived assets.

Principles of Consolidation

These consolidated financial statements include the accounts of the Company and its subsidiary companies. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and cash equivalents

Cash and cash equivalents are short-term, highly liquid investments with a maturity of ninety days or less at the time of purchase. The fair value of our cash and cash equivalents approximates carrying value. At times, cash and cash equivalents exceed the amount insured by the Federal Deposit Insurance Corporation.

Goodwill and other intangible assets, net

Goodwill represents the premium paid over the fair value of the net tangible and identifiable intangible assets acquired in the Company’s business combinations. The Company evaluates goodwill and intangible assets in accordance with ASC 350, Goodwill and Other Intangible Assets (“ASC 350”). ASC 350 requires goodwill to be either qualitatively or quantitatively assessed for impairment annually (or more frequently if impairment indicators arise) for each reporting unit. The Company tests goodwill annually for impairment as of September 30 of each year, and at interim periods upon a potential indication of impairment, using a qualitative approach. There was no goodwill impairment recognized in any period presented in the consolidated financial statements.

Intangible assets with finite lives consist of developed technology and customer relationships and are amortized on a straight-line basis over their estimated useful lives. The Company capitalizes software development costs and website development costs incurred in accordance with ASC 350-40, Internal Use Software. Factors that could trigger an impairment review include significant under-performance relative to expected historical or projected future operating results, significant changes in the manner of our use of the acquired assets or the strategy for our overall business or significant negative industry or economic trends. If this evaluation indicates that the value of the intangible asset may be impaired, the Company makes an assessment of the recoverability of the net book value of the asset over its remaining useful life. If this assessment indicates that the intangible asset is not recoverable, based on the estimated undiscounted future cash flows of the asset over the remaining amortization period, the Company reduces the net book value of the related intangible asset to fair value and may adjust the remaining amortization period.

The Company evaluates its intangible assets with finite lives for indications of impairment whenever events or changes in circumstances indicate that the net book value may not be recoverable. There were no indicators of impairment identified nor was impairment recognized in intangible assets in any period presented in the consolidated financial statement

Revenue

The Company’s business model provides payment services, card processing, and ACH, to merchants through enterprise or vertically focused software partners, direct sales, reseller partners, other referral partners, and a limited number of financial institutions. The Company recognizes processing revenues on bankcard merchant accounts and ACH merchant accounts at the time merchant transactions are processed and periodic fees over the period the service is performed.

GTCR-Ultra Holdings II, LLC.

Notes to Unaudited Consolidated Financial Statements

(In Thousands)

Depreciation &Amortization

Depreciation and amortization consist primarily of amortization of intangible assets, mainly including customer relationships, internally developed software, revenue share buyouts, and trade names and to a lesser extent depreciation on our investments in property, equipment, and software.  We depreciate and amortize our assets on a straight-line basis in accordance with out accounting policies.  These lives are 3 years for computers and equipment and acquired internal-use software, 5 years for furniture, fixtures, and office equipment, and the lesser of the asset useful life or remaining lease term for leasehold improvements. Repair and maintenance costs are expensed as incurred and included in selling, general and administrative expenses on the consolidated statements of operations. Customer relationships are amortized over a period of 5-15 years, developed technology 3-5 years, and tradenames over 25 years.

Income taxes

As an LLC classified as a disregarded entity for federal and most state and local tax purposes, the Company and its wholly owned subsidiary First Mobile Trust, LLC are generally not liable for federal and most state and local income taxes.  Paya, Paya EFT, and Stewardship, all classified as C-corporations, pay taxes.

Deferred tax assets and liabilities are recognized principally for the expected tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts, using currently enacted tax rates. The measurement of a deferred tax asset is reduced, if necessary, by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

The Company recognizes a tax benefit for uncertain tax positions if the Company believes it is more likely than not that the position will be upheld on audit based solely on the technical merits of the tax position. The Company evaluates uncertain tax positions after the consideration of all available information.

On December 22, 2017, the Tax Cuts and Jobs Act (the “TCJA”) was signed into law. The TCJA includes a number of provisions impacting the Company, including the lowering of the U.S. corporate tax rate from 35% to 21%, effective January 1, 2018 and 100% immediate expensing for qualifying capital asset expenditures acquired and placed into service after September 27, 2017, among others. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was signed into law.  The CARES Act featured significant tax provisions and other measures to assist businesses impacted by the economic effects of the COVID-19 pandemic, a number of which impacted the Company.  In particular, the CARES Act increased the 30% adjusted taxable income limitation to 50% for tax years beginning in 2019 and 2020 related to the Section 163(j) interest expense limitation provisions.  Additionally, the CARES Act permitted for a delay of payment of applicable 2020 employer payroll taxes from the date of enactment through December 31, 2020 and also made a technical correction to the 2017 TCJA to provide a 15-year recovery period for qualified improvement property, thus making qualified improvement property eligible for bonus depreciation. See Note 10, Income taxes, for the impact on the consolidated financial statements as a result of the TCJA. As of December 31, 2018, we completed our assessment of the tax impact of the TCJA.

Fair-Value Measurements

The Company follows ASC 820, Fair Value Measurements, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The determination of fair value is based on the principal or most advantageous market in which the Company could participate and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance. Also, determination of fair value assumes that market participants will consider the highest and best use of the asset.

The Company uses the hierarchy prescribed in ASC 820 for fair value measurements, based on the available inputs to the valuation and the degree to which they are observable or not observable in the market.

The three levels of the hierarchy are as follows:

Level 1 Inputs—Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date;

Level 2 Inputs—Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability; and

GTCR-Ultra Holdings II, LLC.

Notes to Unaudited Consolidated Financial Statements

(In Thousands)

Level 3 Inputs—Unobservable inputs for the asset or liability used to measure fair value allowing for inputs reflecting the Company’s assumptions about what other market participants would use in pricing the asset or liability, including assumptions about risk.

Recently Issued Pronouncements Not Yet Adopted

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting which provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in this ASU are effective for all entities as of March 12, 2020 through December 31, 2022. An entity may elect to apply the amendments for contract modifications by Topic or Industry Subtopic as of any date from the beginning an interim period that includes or is subsequent to March 12, 2020, or prospectively from the date that the financial statements are available to be issued. Once elected for a Topic or an Industry Subtopic, the amendments must be applied prospectively for all eligible contract modifications for that Topic or Industry Subtopic. The Company may apply ASU 2020-04 as its contracts referenced in London Interbank Offered Rate (“LIBOR”) are impacted by reference rate reform. The Company is currently evaluating the effect of ASU 2020-04 on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to enhance and simplify various aspects of the accounting for income taxes.  The amendments in this update remove certain exceptions to the general principles in Topic 740 related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 also clarifies and amends existing guidance to improve consistent application of the accounting for franchise taxes, enacted changes in tax laws or rates and transactions that result in a step-up in the tax basis of goodwill. ASU 2019-12 is effective for annual and interim periods beginning after December 15, 2021, with early adoption permitted. We are evaluating the effect of ASU 2019-12 on our consolidated financial statements.

In August 2017, the Financial Accounting Standards Board (“FASB”) issued ASU 2017-12, Derivatives and Hedging (Topic 815), Targeted Improvements to Accounting for Hedging Activities. The new guidance amends the hedge accounting model in Accounting Standards Codification (“ASC”) 815 to better portray the economic results of an entity’s risk management activities in its financial statements and simplifies the application of hedge accounting in certain situations. The ASU eliminates the requirement to separately measure and report hedge ineffectiveness. The ASU is effective for annual periods beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Early adoption is permitted. The Company does not expect the adoption of this ASU to have a significant impact on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The ASU simplifies how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test which measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount. As a result, an impairment charge will be recorded based on the excess of a reporting unit’s carrying amount over its fair value. The amendments of this ASU are effective for reporting periods beginning after December 15, 2022. Early adoption of this ASU is permitted for interim and annual impairment tests performed on testing dates after January 1, 2017. The Company does not expect the adoption of this ASU to have a significant impact on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU presents a new methodology for calculating credit losses on financial instruments (e.g. trade receivables) based on expected credit losses and expands the types of information companies must use when calculating expected losses. This ASU is effective for annual periods beginning after December 15, 2022 and interim periods within those annual periods, with early adoption permitted. The Company is currently evaluating the impact of this ASU on its Consolidated Financial Statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The ASU requires lessees to put most leases on their balance sheets. The guidance also modifies the classification criteria and the accounting for sales-type and direct financing leases for lessors and provides new presentation and disclosure requirements for both lessees and lessors. This standard is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company will adopt this ASU on January 1, 2021 and is currently evaluating the impact on its consolidated financial statements.

GTCR-Ultra Holdings II, LLC.

Notes to Unaudited Consolidated Financial Statements

(In Thousands)

2.	Revenue recognition

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASC 606”). ASC 606 supersedes the revenue recognition requirements in Accounting Standard Codification (“ASC”) 605, Revenue Recognition (“ASC 605”). The new standard provides a five-step analysis of transactions to determine when and how revenue is recognized, based upon the core principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new standard also requires additional disclosures regarding the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers.

The Company adopted ASC 606 on January 1, 2019 using the modified retrospective approach. As a result of adopting the new standard, the Company did not have material changes to the timing of its revenue recognition, nor an impact to the financial statements.

At contract inception, the Company assesses the goods and services promised in its contracts with customers and identifies performance obligations for each promise to transfer to the customer a good or service that is distinct. The Company’s performance obligation relating to its payment processing services revenue is to provide continuous access to the Company’s system to process as much as its customers require. Since the number or volume of transactions to be processed is not determinable at contract inception, the Company’s payment processing services consist of variable consideration under a stand-ready service of distinct days of service that are substantially the same with the same pattern of transfer to the customer. As such, the stand-ready obligation is accounted for as a single-series performance obligation whereby the variability of the transaction value is satisfied daily as the performance obligation is performed. In addition, the Company applies the right to invoice practical expedient to payment processing services as each performance obligation is recognized over time and the amounts invoiced are reflective of the value transferred to the customer.

The Company uses each day as a time-based measure of progress toward satisfaction of the single performance obligation of each contract. This method most accurately depicts the pattern by which services are transferred to the merchant, as performance depends on the extent of transactions processed for that merchant on a given day. Likewise, consideration to which the Company expects to be entitled is determined according to our efforts to provide service each day.

ASC 606 requires disclosure of the aggregate amount of the transaction price allocated to unsatisfied performance obligations; however, as permitted by the standard, the Company has elected to exclude from this disclosure any contracts with an original duration of one year or less and any variable consideration that meets specified criteria. As discussed above, the Company’s core performance obligation is a stand-ready obligation comprised of a series of distinct days of service, and revenue related to this performance obligation is generally billed and recognized as the services are performed. The variable consideration allocated to this performance obligation meets the specified criteria for disclosure exclusion. The aggregate fixed consideration portion of customer contracts with an initial contract duration greater than one year is not material.

The Company’s customers are all domestic, small to medium size businesses who are underwritten to the credit standards of the Company and who each have merchant processing agreements. The Company, through its risk informed bad debt and allowance accounting, appropriately reserves for any potential risk to its revenue and cash flows. Since the cash is collected for the majority of transactions within a month, there is not a significant time lag or risk of uncollectibility in the recognition of revenue.

We do not have any material contract assets or liabilities for any period presented

The Company generates its revenue from three revenue sources which include Transaction based revenue, Service based fee revenue and Equipment revenue and are defined below:

Transaction based revenue

Transaction based revenue represents revenue generated from transaction fees based on volume, including interchange fees and convenience-based fees. The Company generates transaction based revenue from fees charged to merchants for card-based processing volume and ACH transactions. Transaction based revenues are recognized on a net basis equal to the full amount billed to the bankcard merchant, net of interchange fees and assessments. Interchange fees are fees paid to card-issuing banks and assessments paid to payment card networks. Interchange fees are set by credit card networks based on various factors, including the type of bank card, card brand, merchant transaction processing volume, the merchant’s industry and the merchant’s risk profile and are recognized at the time merchant transactions are processed. Transaction based revenue was recorded net of interchange fees and assessments of $108,909 and $109,173 for the three months ended September 30,2020 and 2019, respectively and $308,583 and $323,336 for the nine months ending September 30, 2020 and 2019, respectively.

GTCR-Ultra Holdings II, LLC.

Notes to Unaudited Consolidated Financial Statements

(In Thousands)

Service based fee revenue

Service based fee revenue represents revenue generated from recurring and periodic service fees. The Company generates service based fee revenue from charging a service fee, a fee charged to the client for facilitating bankcard processing, which are recognized on a gross basis. The Company also generates service based fees related to ACH inclusive of monthly support fees and monthly statement fees.

Equipment revenue

Equipment revenue comprises sales of equipment which primarily consists of payment terminals.

The Company generates its revenue from two segments which include Integrated Solutions and Payment Services and are defined below:

Integrated Solutions

Our Integrated Solutions segment represents the delivery of our credit and debit card payment processing solutions to customers via integrations with software partners across our strategic vertical markets. Our Integrated Solutions partners include vertical focused front-end Customer Relationship Management software providers as well as back-end Enterprise Resource Planning and accounting solutions.

Payment Services

Our Payment Services segment represents the delivery of card payment processing solutions to our customers through resellers, as well as ACH, check, and gift card processing. Card payment processing solutions in this segment do not originate via a software integration but still utilize Paya’s core technology infrastructure. ACH, check, and gift card processing may or may not be integrated with third-party software.

The following table presents the Company’s revenue disaggregated by segment and source (in thousands):

	Integrated Solutions
	For the three month period ended September 30,		For the nine month period ended September 30,
	2020	2019	2020	2019
Revenue from contracts with customers
Transaction based revenue	$27,782	$26,910	$81,714	$81,032
Service based fee revenue	2,535	2,625	8,023	8,176
Equipment revenue	38	100	134	227
Total revenue	$30,355	$29,635	$89,871	$89,435

	Payment Services
	For the three month period ended September 30,		For the nine month period ended September 30,
	2020	2019	2020	2019
Revenue from contracts with customers
Transaction based revenue	$17,654	$16,925	$50,532	$50,437
Service based fee revenue	3,794	3,957	11,581	12,174
Equipment revenue	16	51	61	155
Total revenue	$21,464	$20,933	$62,174	$62,766

GTCR-Ultra Holdings II, LLC.

Notes to Unaudited Consolidated Financial Statements

(In Thousands)

3.	Business combinations

FBS transaction overview

Paya Vertical Software, LLC, a wholly owned subsidiary, purchased First Mobile Trust, LLC on January 1, 2019 for total consideration of $56,975 which consisted of cash of $51,795, of which $343 were funds held in escrow, $680 fair value of contingent consideration to be paid based upon the achievement of certain growth metrics related to the financial performance of FBS in the 12 months from January 1, 2019 through December 31, 2019, which were not achieved, and $4,500 of preferred and common stock of GTCR Parent which is recorded as a capital contribution, which was accounted for as a business combination as defined by ASC 805. In connection with the capital contribution, no non-controlling interest was recorded as Parent did not own any shares of FBS at the date of acquisition or as of December 31, 2019. The assets acquired and liabilities assumed are recorded at their respective fair values as of the date of the acquisition with the excess of the purchase price over those fair values recorded as goodwill. The determination of the fair values of the acquired assets and assumed liabilities required significant judgment, including estimates impacting the determination of estimated lives of tangible and intangible assets, and their related fair values. The fair values were determined considering the income, market and cost approaches. The fair value measurement is based on significant inputs that are not observable in the market and, therefore represents a Level 3 measurement.

The following table summarizes the fair values of the assets acquired and liabilities assumed by the Company and resulting goodwill at January 1, 2019:

Assets
Current Assets:
Cash and cash equivalents	$1,262
Prepaid expenses	41
Other current assets	382
Total current assets	1,685
Other assets:
Property and equipment, net	32
Goodwill	33,699
Intangible assets	21,800
Other long-term assets	126
Total assets	$57,342

Liabilities
Current liabilities:
Other accrued expenses	$367
Total current liabilities	367
Total liabilities	367

Net assets	$56,975

Intangible assets acquired consist of customer relationships of $14,000, developed technology of $4,400, and tradename of $3,400. All intangibles assets are amortized on a straight-line basis in line with Company policy. Goodwill of $33,699 resulted from the acquisition and is not deductible for tax purposes. Qualitative factors that contribute to the recognition of goodwill include certain intangible assets that are not recognized as separate identifiable intangible assets apart from goodwill. Intangible assets not recognized apart from goodwill consist primarily of the expected revenue synergies. As of December 31, 2019, the measurement period for Goodwill had closed.

Transaction costs related to the transaction totaled $3,854 and are recorded in selling, general & administrative expenses on the consolidated statement of operations.

FBS contributed $10,098 and ($603) to our revenue and net income for the nine months ended September 30, 2020. For the three months ended September 30, 2020, FBS contributed $3,403 and ($255) to our revenue and net income, respectively. FBS contributed $8,636 and $639 to our revenue and net income for the nine months ended September 30, 2019. For the three months ended September 30, 2019, FBS contributed $2,768 and ($134) to our revenue and net income, respectively.

FBS did not achieve established growth metrics in the 12 months from January 1, 2019 through December 31, 2019. Accrued liabilities related to the contingent consideration of $680 were written off to Other income (expense). The Company made no payments in 2019 or 2020 for contingent consideration related to the FBS transaction.

GTCR-Ultra Holdings II, LLC.

Notes to Unaudited Consolidated Financial Statements

(In Thousands)

4.	Property and equipment, net

Property and equipment, net consists of the following:

	September 30, 2020	December 31, 2019
Computers and equipment	$5,472	$5,284
Internal-use software	9,359	6,471
Office equipment	130	130
Furniture and fixtures	1,320	1,284
Leasehold improvements	2,149	1,087
Other equipment	26	26
Total property and equipment	18,456	14,282
Less: accumulated depreciation	(6,914)	(4,261)
Total property and equipment, net	$11,542	$10,021

Depreciation and amortization expense, including depreciation of assets under capital leases and acquired internal-use software, totaled $930 and $926 for the three months ended September 30, 2020 and 2019. Depreciation and amortization expense, including depreciation of assets under capital leases and acquired internal-use software, totaled $2,900 and $1,922 for the nine months ended September 30, 2020 and 2019.

5.	Goodwill and other intangible assets, net

Goodwill recorded in the consolidated financial statements was $193,885 as of September 30, 2020 and December 31, 2019, respectively. Management has evaluated goodwill for impairment as of September 30, 2020 and concluded that it was more likely than not that the recorded goodwill is not impaired. We will continue to monitor for any changes in economic conditions and have not noted any through September 30, 2020.

The following table presents changes to goodwill for the nine months ended September 30, 2020 and September 30, 2019:

Total
Balance as of December 31, 2018	$160,174
Acquisitions	33,711
Balance as of September 30, 2019	$193,885

Balance as of December 31, 2019	$193,885
Acquisitions	-
Balance as of September 30, 2020	$193,885

Intangible assets other than goodwill at September 30, 2020 included the following:

	Weighted		Gross Carrying		Net Carrying
	Average		Amount at		Value as of
	Useful	Useful	September 30,	Accumulated	September 30,
	Life (Years)	Lives	2020	Amortization	2020
Customer Relationships	10.3	5-15 years	$156,826	$(46,295)	$110,531
Developed Technology	4.3	3-5 years	19,520	(12,015)	7,505
Tradename	25.0	25 years	4,190	(299)	3,891
	8.8		$180,536	$(58,609)	$121,927

GTCR-Ultra Holdings II, LLC.

Notes to Unaudited Consolidated Financial Statements

(In Thousands)

Intangible assets other than goodwill at December 31, 2019 included the following:

	Weighted		Gross Carrying		Net Carrying
	Average		Amount at		Value as of
	Useful	Useful	December 31,	Accumulated	December 31,
	Life (Years)	Lives	2019	Amortization	2019
Customer Relationships	10.3	5-15 years	$156,256	$(34,712)	$121,544
Developed Technology	4.3	3-5 years	19,520	(8,658)	10,862
Tradename	25.0	25 years	4,190	(173)	4,017
	9.0		$179,966	$(43,543)	$136,423

Amortization expense totaled $5,029 and $4,890 for the three months ended September 30, 2020 and 2019, respectively. Amortization expense totaled $15,066 and $14,671 for the nine months ended September 30, 2020 and 2019, respectively.

The following table shows the expected future amortization expense for intangible assets at September 30, 2020:

Expected Future
Amortization
Expense
2020	$5,462
2021	18,892
2022	17,219
2023	17,017
2024	15,397
Thereafter	47,940
Total expected future amortization expense	$121,927

6.	Long-term debt

The Company’s long-term debt consisted of the following for the nine months ended September 30, 2020 and year ended December 31, 2019:

	September 30, 2020	December 31, 2019
Term loan credit agreement	$229,269	$231,041
Debt issuance costs, net	(6,396)	(4,525)
Total debt	222,873	226,516
Less: current portion of debt	(2,364)	(2,364)
Total long-term debt	$220,509	$224,152

In August 2017, GTCR-Ultra Acquisition, Inc. entered into an initial term loan credit agreement for borrowings of $150,500, a $25,000 revolving credit facility (the “Revolver”), and a Delayed Draw Term Loan (“DDTL”) for borrowings up to $27,500. The DDTL was not utilized and was closed on September 15, 2017. After closing of the 2017 acquisition of Paya, Inc. and Paya EFT, Inc. (the “Acquisition”), GTCR-Ultra Acquisition, Inc. was dissolved and the term loan credit agreement was assigned to GTCR-Ultra and its subsidiaries.

GTCR-Ultra Holdings II, LLC.

Notes to Unaudited Consolidated Financial Statements

(In Thousands)

In December 2018, the Company amended the credit agreement and GTCR-Ultra Holdings III, LLC (“GTCR-Ultra III”), a wholly-owned subsidiary of the Company, unconditionally guaranteed all loans and commitments. The credit agreements are secured by substantially all of the assets of the Company. As a result of the amendment, the Company increased the term loan an additional $85,000. The Revolver matures in August 2022 and the term loan matures in August 2024, with quarterly payments due throughout the term.

On July 24, 2020, the Company amended the Credit Agreement to, among other things, extend the maturity of the Revolver to July 24, 2025 and the maturity of the Term Loan to August 1, 2027. The amendment was treated as a modification with the associated fees of approximately $2,600 deferred and expenses on a straight-line basis of the term of the amendment.

The current portion of debt was included within other current liabilities on the consolidated balance sheet.

The Company had $6,396 and $4,525 of unamortized term loan debt issuance costs that were netted against the outstanding loan balance and $482 and $283 of unamortized costs associated with the Revolver as of September 30, 2020 and December 31, 2019, respectively. The Revolver debt issuance costs are recorded in other current assets and other long-term assets and are amortized over the life of term loan credit agreement. Amortization of the debt issuance costs are included in interest expense in the consolidated statement of operations.

The interest rate for the revolver and the term loan credit agreement were set at LIBOR plus a margin of 6% for the period from July 1, 2017 to December 31, 2017. In July 2018, the interest rate was reduced to LIBOR plus a margin of 5.25% and remained unchanged at September 30, 2020 and December 31, 2019. Interest expense related to long-term debt totaled $3,671 and $4,448 for the three months ending September 30, 2020 and 2019. Interest expense related to long-term debt totaled $12,009 and $13,517 for the nine months ending September 30, 2020 and 2019. Unused revolver borrowings incur administrative agent fees at a rate of 0.50% per annum on the daily average of the unused amount. Total interest expense was $4,155 and $5,052 for the three months ended September 30, 2020 and 2019 which includes amortization of debt issuance costs of $265 and $274 for the three months ended September 30, 2020 and 2019. Total interest expense was $13,494 and $15,316 for the nine months ended September 30, 2020 and 2019 which includes amortization of debt issuance costs of $813 and $822 for the nine months ended September 30, 2020 and 2019.

Principal payments on term loan of $591 were paid quarterly for the nine months ended September 30, 2020 and 2019. Annual principal payments on the term loan for the remainder of 2020 and the following years is as follows:

Future Principal
Payments
2020	$591
2021	2,364
2022	2,364
2023	2,364
2024	221,587
Total future principal payments	$229,269

7.	Derivatives

The Company utilizes derivative instruments to manage risk from fluctuations in interest rates on its term loan credit agreement. On November 16, 2017 the Company entered into an interest rate cap agreement with a notional amount of $125,000 for the initial period, reducing consistent with the required quarterly debt payments, and an effective date of December 29, 2017. The agreement terminates on December 31, 2020. The Company paid a premium of $169 for the right to receive payments if the LIBOR rises above the cap percentage, thus effectively ensuring interest expense is capped at a maximum rate of the cap plus 6% for the duration of the agreement. The premium is recorded in other long-term assets on the consolidated balance sheet. The interest rate cap agreement is a derivative not designated as a hedging instrument for accounting purposes.

The interest rate cap rate is as follows:

Period rate is applicable		Notional
Date From	Date To	Amount	Cap Rate (%)
December 31, 2018	March 29, 2019	123,750	3.00%
March 30, 2019	June 28, 2019	123,438	3.00%
June 29, 2019	September 29, 2019	123,125	3.00%
September 30, 2019	December 30, 2019	122,813	3.00%
December 31, 2019	March 30, 2020	122,500	3.00%
March 31, 2020	June 29, 2020	122,188	3.00%
June 30, 2020	September 29, 2020	121,875	3.00%
September 30, 2020	December 31, 2020	121,562	3.00%

GTCR-Ultra Holdings II, LLC.

Notes to Unaudited Consolidated Financial Statements

(In Thousands)

The fair value of the interest rate cap agreement was $0 and $1 at September 30, 2020 and December 31, 2019, respectively. The fair value of the interest rate cap agreement is included in other current assets on the consolidated balance sheet. Changes in fair value are recorded in earnings in other income (expense). The Company recognized $0 and ($4) in other income (expense) for the three months ended September 30, 2020 and 2019, respectively. The Company recognized $1 and ($149) in other income (expense) for the nine months ended September 30, 2020 and 2019, respectively.

8.	Share-based compensation

GTCR Parent provides Class C Incentive Units as part of their incentive plan. As certain employees of the Company were recipients of the Class C Incentive Units discussed above, the related share-based compensation was recorded by the Company.

The total number of units associated with share-based compensation granted and forfeited during the period from December 31, 2018 to September 30, 2019 and December 31, 2019 to September 30, 2020 is as follows:

	Time Vesting	Performance Vesting	Total
December 31, 2018 balance	44,228,350	811,000	45,039,350
Granted	12,891,534		12,891,534
Forfeited	(14,030,496)		(14,030,496)
September 30, 2019 Balance	43,089,389	811,000	43,900,389

December 31, 2019 Balance	43,451,157	-	43,451,157
Granted	1,022,954		1,022,954
Forfeited	(818,225)		(818,225)
September 30, 2020 Balance	43,655,886	-	43,655,886

As of September 30, 2020, 15,346,677 of the units had vested. The units vest on a straight-line basis over the terms of the agreement as described below.

Class C Incentive Units

GTCR Parent provides share-based compensation awards to employees under an incentive plan, including both time vesting incentive units and performance vesting incentive units (collectively, the “Incentive Units”). GTCR Parent is authorized to issue 50,000,000 Incentive Units. There were 43,655,886 and 43,451,157 Incentive Units issued as of September 30, 2020 and December 31, 2019, respectively. Of these units issued as of September 30, 2020, 43,357,886 units were time vesting units with a five-year vesting period (vesting date varies by employee contract), 298,000 units were time vesting units with a one-year vesting period, and 0 units were performance vesting units. Of the units issued as of December 31, 2019, 43,153,157 units were time vesting units with a five-year vesting period (vesting date varies by employee contract), 298,000 units were time vesting units with a one-year vesting periods and 0 units were performance vesting units. During 2020, 818,225 of Class C units forfeited due to departures of employees from the Company. As of September 30, 2020, 15,346,677 of the incentive units were vested. Class C Incentive units are reported on the Statement of Changes in Member’s Equity when vested.

GTCR-Ultra Holdings II, LLC.

Notes to Unaudited Consolidated Financial Statements

(In Thousands)

Units granted during the period had participation thresholds ranging from $0.00 to $0.57 with fair values ranging from $0.00 to $0.58 per unit.

The Company recognized $392, $490, $1,115 and $1,078 of share-based compensation, for the three and nine months ended September 30, 2020 and September 30, 2019, respectively, in selling, general & administrative expenses on the consolidated statement of operations on a straight-line basis over the vesting periods. The Company used the fair value of the awards on the grant date to determine the share-based compensation expense. To determine the fair value of units issued in 2020, the Company estimated its enterprise value (“EV”) and evaluated the value of units based on the waterfall outlined below.

Distributions

Distributions to unitholders are subject to customary waterfall provisions as defined in the Parent’s LLC Agreement. Class C Units are paid after all preferred and common units of Parent. There were no distributions made for the periods reported.

To determine the fair value of units issued in 2020, the Company used a third-party valuation firm to calculate an enterprise value of $574,000 as determined by discounted cash flow and guideline public company valuation methodologies. The Company used the aggregate implied equity value based on capital contributions and a related Black-Scholes analysis utilizing certain assumptions, such as the risk-free interest rate and equity volatility, to determine total equity value. A risk-free interest rate of 0.25% was utilized with a 2.3-year term.  Volatility of 60.0% was utilized based on comparable companies publicly traded common stock prices and the capital structure of the Company. A weighted average cost of capital of 12.0% was used in the discounted cash flow analysis. Multiples of 12.0x EV/Last twelve months (“LTM”) earnings before interest taxes depreciation and amortization (“EBITDA”) and 13.0x EV/2020 EBITDA and 10.5x EV / 2021 EBITDA were utilized in the guideline public company analysis.

To determine the fair value of units issued in 2019, the Company used the aggregate implied equity value based on the capital contributions and a related Black-Scholes analysis utilizing certain assumptions, such as the risk-free interest rate and equity volatility, to determine total equity value. A risk-free interest rate of 1.6% was utilized with a 5-year term.  Volatility of 50.0% was utilized based on comparable companies publicly traded common stock prices and the capital structure of the Company. A weighted average cost of capital of 11.5% was used in the discounted cash flow analysis. Multiples of 13.0x EV/Last twelve months (“LTM”) earnings before interest taxes depreciation and amortization (“EBITDA”) and EV/2019 EBITDA and 10.5x EV / 2020 EBITDA were utilized in the guideline public company analysis. Multiples of 13.0x EV/LTM EBITDA and 12.5x EV/Next twelve months EBITDA were utilized in the merger and acquisition analysis.

Performance vesting incentive units

The performance vesting incentive units shall become vested only upon the occurrence of a sale of the Company and after certain performance thresholds have been met. ASC 718, Compensation-Stock Compensation, requires a company to recognize cost for awards with performance conditions if and when the Company concludes that it is probable that the performance condition will be achieved, net of an estimate of pre-vesting forfeitures. All remaining units were forfeited in 2019 and there are no units outstanding as of September 30, 2020.

9.	Income taxes

The Company’s effective tax rate for the three months ended September 30, 2020 and September 30, 2019 was 10.90% and 11.87%, respectively. The Company’s effective tax rate for the nine months ended September 30, 2020 and September 30, 2019 was 7.55% and 30.58%, respectively. The Company recorded an income tax expense of $196 and an income tax benefit of $85 for the three months ended September 30, 2020 and September 30, 2019, respectively. The Company recorded an income tax expense of $127 and an income tax benefit of $1,736 for the nine months ended September 30, 2020 and September 30, 2019, respectively. The majority of the difference in the Company’s effective tax rate for the three and nine months ended September 30, 2020 and its federal statutory tax rate of 21% is related to discrete items.

GTCR-Ultra Holdings II, LLC.

Notes to Unaudited Consolidated Financial Statements

(In Thousands)

During the three and nine months ended September 30, 2020, the Company recognized $638 and $498 of current tax payable related to the income tax expense.

ASC 740, Income Tax requires tax assets to be reduced by a valuation allowance, if, based on the weight of available positive and negative evidence; it is more likely than not that some portion or all of the deferred tax assets will not be realized. In accordance with this requirement, the Company regularly reviews the recoverability of its deferred tax assets and establishes a valuation allowance if appropriate. In determining the amount of any required valuation allowance, the Company considers the history of profitability, projections of future profitability, the reversal of future taxable temporary differences, the overall amount of deferred tax assets, and the timeframe necessary to utilize the deferred tax assets prior to their expiration.

There are no material uncertain tax positions as of September 30, 2020.

10.	Fair Value

The Company makes recurring fair value measurements of contingent liabilities arising from the FBS acquisitions using Level 3 unobservable inputs. This amount relates to expected earnout payments related to certain growth metrics of to the financial performance of FBS in the 12 months from January 1, 2019 through December 31, 2019 as laid out in the acquisition agreement. There was a $680 change in fair value of contingent consideration for the quarter ended September 30, 2019 associated with the write-off contingent consideration as established growth metrics were not expected to be achieved. The fair value of the contingent liability was zero at September 30, 2019.

The Company makes recurring fair value measurements for derivative instruments. Refer to Note 7 Derivatives for additional information.

There were no transfers between the levels of the fair value hiearchy during the nine months ended September 30, 2020 and 2019 and the year ended December 31, 2019.

Other financial instruments not measured at fair value on the Company’s Consolidated Balance Sheets at September 30, 2020 and December 31, 2019 include cash, accounts receivable, prepaid expenses and other current assets, accounts payable, and accrued expenses and other current liabilities as their estimated fair values reasonably approximate their carrying value as reported on the Consolidated Balance Sheets. The Company’s debt obligations are carried at their face value, which approximates fair value.

11.	Commitments and contingencies

Operating leases

The Company leases certain property and equipment for various periods under noncancelable operating leases. The Company’s future minimum lease payments under such agreements at September 30, 2020 were approximately:

Year ending December 31,
2020 (three months remaining)	$282
2021	1,056
2022	1,150
2023	1,123
2024	939
Thereafter	1,507
$6,057

Rental expense was $453 and $448 for the three months ended September 30, 2020 and September 30, 2019, respectively. Rental expense was $1,296 and $1,324 for the nine months ended September 30, 2020 and September 30, 2019, respectively.

GTCR-Ultra Holdings II, LLC.

Notes to Unaudited Consolidated Financial Statements

(In Thousands)

The Company vacated a portion of its leased premises at Reston, VA in fiscal year 2019 and completely vacated in August, 2020. The Company accounted for the remaining lease payments attributable to the vacated portion by recording an onerous lease liability of $302 in other current liabilities in accordance with ASC 420 - Exit or Disposal Cost Obligations. The obligation related to onerous leases recorded in other current liabilities was $0 and $397 as of September 30, 2020 and December 31, 2019, respectively.

The Company entered into a new lease agreement in Reston, VA in March, 2020 with the first five months abated. Rental expense for the new lease was $34 for the three and nine months ended September 30, 2020.

Legal matters

The Company is involved in various lawsuits or claims in the ordinary course of business. Management is of the opinion that there is no pending claim or lawsuit which, if adversely determined, would have a material impact on the financial condition of the Company.

12.	Related party transactions

Contributions from GTCR Parent

In connection with the acquisition of FBS, GTCR Parent contributed all of its shares in Stewardship valued at $4,000 as of the acquisition date of Stewardship to the Company as a capital contribution. Subsequent to the acquisition of FBS, GTCR Parent also contributed all of its acquired membership interest in FBS valued at $4,500 as of the acquisition date of FBS to the Company as a capital contribution. The Company received cash contributions from GTCR Parent in the amounts of $0 and $0 for the three months ended September 30, 2020 and 2019, respectively. The Company received cash contributions from GTCR Parent in the amounts of $0 and $530 for the nine months ended September 30, 2020 and 2019, respectively.

Distribution to GTCR Parent

In the quarter ended September 30, 2020, GTCR-Ultra III forgave an intercompany balance as part of a settlement, which resulted in a distribution to GTCR-Parent in the amount of $22,071.

Receivable from affiliate

The Company, as a wholly-owned subsidiary of GTCR Parent, funds certain transactions on behalf of its parent company that result in a receivable between the two entities. These transactions include but are not limited to, audit and tax fees and share repurchases. The Company had a related party intercompany receivable of $2,872 and $24,282 as of September 30, 2020 and December 31, 2019, respectively.

Advisory Agreement

The Company entered into an Advisory Agreement with GTCR Management XI LP, an affiliate of GTCR Parent, on August 1, 2017 for business consulting services. In exchange for those services the Company will pay GTCR management XI LP an annual advisory fee of $1,000 payable in advance in quarterly installments. The Company recorded total charges of $250 and $750 related to the Advisory Agreement in selling, general & administrative expenses on the consolidated statement of operations for the three and nine months ended September 30, 2020 and September 30, 2019, respectively. The Company recorded no related party payable – GTCR as of September 30, 2020 and December 31, 2019 on the consolidated balance sheet.

The Company reimburses GTCR Parent for expenses incurred as a result of the Acquisition and for services related to the Advisory Agreement. The Company has recorded total charges for expenses incurred of $0 and $0 for the three months ended September 30, 2020 and September 30, 2019, respectively, in selling, general & administrative expenses on the consolidated statement of operations. The Company has recorded total charges for expenses incurred of $0 and $0 for the nine months ended September 30, 2020 and September 30, 2019, respectively, in selling, general & administrative expenses on the consolidated statement of operations. The Company recorded no related party payable – GTCR as of September 30, 2020 and December 31, 2019 on the consolidated balance sheet.

Related party transactions – Antares

Antares is an investor in the Company and lender of the debt incurred to fund the Acquisition. As such, Antares is considered a related party. The Company recorded interest expense of $3,671 and $4,448 in expense on the consolidated statement of operations for the three months ended September 30, 2020 and September 30, 2019, respectively. The Company recorded interest expense of $12,009 and $13,517 in expense on the consolidated statement of operations for the nine months ended September 30, 2020 and September 30, 2019, respectively. The outstanding balance of debt at September 30, 2020 recorded on the consolidated balance sheet was $220,509, net of debt issuance costs of $6,396. As disclosed in Note 6, the Company amended the credit agreement and GTCR-Ultra III assumed all loans and commitments on December 31, 2018.

GTCR-Ultra Holdings II, LLC.

Notes to Unaudited Consolidated Financial Statements

(In Thousands)

13.	Defined contribution plan

The Company maintains a 401(k) Plan as a defined contribution retirement plan for all eligible employees. The 401(k) Plan provides for tax-deferred contributions of employees’ salaries, limited to a maximum annual amount as established by the IRS. The plan enrolls employees immediately with no age or service requirement. The Company matches 50% of employees’ contributions up to the first 7% contributed. Matching contributions made to an employee’s account are 100% vested as of the date of contribution. The 401(k) Plan employer match was $143 and $122 in the three months ended September 30, 2020 and 2019, respectively. The 401(k) Plan employer match was $565 and $474 in the nine months ended September 30, 2020 and 2019, respectively.

14.       Segments

The Company determines its operating segments based on ASC 280, Segment Reporting. Based on the manner in which the chief operating decision making group (“CODM”) manages and monitors the performance of the business in 2020, the Company currently has two operating and reportable segments: Integrated Solutions and Payment Services. All prior periods are presented based on the current segment structure.

More information about our two reportable segments:

●	Integrated Solutions - Our Integrated Solutions segment represents the delivery of our credit and debit card payment processing solutions to customers via integrations with software partners across our strategic vertical markets. Our Integrated Solutions partners include vertical focused front-end Customer Relationship Management software providers as well as back-end Enterprise Resource Planning and accounting solutions.

Payment Services - Our Payment Services segment represents the delivery of card payment processing solutions to our customers through resellers as well as ACH, check, and gift card processing. Card payment processing solutions in this segment do not originate via a software integration but still utilize Paya’s core technology infrastructure. ACH, check, and gift card processing may or may not be integrated with third-party software.

The Company has not earned any revenue from transactions with any other operating segments as all revenue is from external customers.

The following tables present total revenues and segment gross profit, excluding depreciation and amortization, for each reportable segment and includes a reconciliation of segment gross profit to total U.S. GAAP operating profit, excluding depreciation and amortization, by including certain corporate-level expenses.

GTCR-Ultra Holdings II, LLC.

Notes to Unaudited Consolidated Financial Statements

(In Thousands)

	For the three months ended		For the nine months ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Revenues from External Customers:
Integrated Solutions	$30,355	$29,635	$89,871	$89,435
Payment Services	21,464	20,933	62,174	62,766
Total Revenue	51,819	50,568	152,045	152,201

Integrated Solutions gross profit	16,231	16,018	48,019	46,849

Payment Services gross profit	9,669	9,787	28,698	29,306

Total segment gross profit	25,900	25,805	76,717	76,155
Selling, general & administrative expenses	(13,963)	(16,327)	(43,548)	(50,448)
Depreciation and amortization	(5,959)	(5,816)	(17,966)	(16,593)
Interest expense	(4,155)	(5,052)	(13,494)	(15,316)
Other expense	(25)	672	(31)	526
Income (loss) before income taxes	$1,798	$(718)	$1,678	$(5,676)

Segment assets are not included in the CODM reporting package as they are not considered as part of the CODM’s allocation of resources. The Company does not have any revenue or assets outside the United States. There were no single customers from either operating segment that represented 10% or more of the Company’s consolidated revenues for the nine months ended September 30, 2020 and September 30, 2019, respectively. There were no transactions between reportable operating segments for the nine months ended September 30, 2020 and September 30, 2019, respectively.

15.	Subsequent Events

The worldwide coronavirus, or COVID-19, outbreak in the first quarter of 2020 has led to an extreme downturn and volatility of the financial markets and wide-ranging changes in consumer behavior. As the economic and regulatory environment continues to evolve, we cannot reasonably estimate the length or severity of this event or the impact to the Company’s performance and financial results. However, in general, a deterioration in general economic and business conditions can have a negative impact on revenues as consumer spending declines at certain merchants. The Company is monitoring recent events tied to COVID-19 and while very difficult to forecast, is ready to act and adjust operations if the economic decline is deeper and/or longer than expected. Despite recent events, there are no existing conditions or events which raise substantial doubt regarding the Company’s ability to continue as a going concern.

On September 21, 2020, the Company entered into a purchase agreement with TPG Holdco, Inc. (“TPG”) to acquire TPG for an aggregate purchase price of approximately $21.0 million in cash.  TPG is a payment facilitator (“Payfac”) that specializes in providing integrated payments solutions to local municipalities for court, utility, license and permit payments.  The Company closed the transaction on October 1, 2020.

On October 7, 2020, the Company amended the Credit Agreement to establish Paya, Inc. as co-borrower with GTCR-Ultra Holdings III, LLC, jointly and severally in a cashless exchange.

On October 16, 2020, the Company and FinTech Acquisition Corp. III Parent Corp., a special purpose acquisition company, completed the business combination under which Parent, FinTech III Merger Sub Corp. acquired the Company for approximately $1.05 billion in total consideration. The business combination will be accounted for as a reverse merger with the Company being the accounting acquiror. Upon completion of the business combination, the Company changed its name to Paya Holdings Inc.

On October 16, 2020 in conjunction with the close of the business combination, the Advisory Agreement between GTCR Management XI LP and GTCR Parent was terminated.

Subsequent events have been evaluated through November 9, 2020, which is the date the financial statements were available to be issued.